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                                                                 Exhibit 5(b)(2)


                       INVESTMENT SUB-ADVISORY AGREEMENT
              BETWEEN MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                     AND CONCERT CAPITAL MANAGEMENT, INC.

          Regarding MML Series Investment Fund -- The MML Equity Fund


THIS AGREEMENT is by and between Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (hereinafter "MassMutual"), and Concert Capital Management, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (hereinafter "CCM") and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Agreement"). This Agreement is effective as of April 16, 1993.

WHEREAS, MassMutual has entered into an investment management agreement with MML Series Investment Fund (the "Trust") on behalf of MML Equity Fund (the "Fund"), dated as of April 16, 1993 (the "Management Agreement"). Pursuant to the management agreement, MassMutual is responsible for providing equity investment advice to the Fund;

WHEREAS, MassMutual desires to appoint CCM as its sub-adviser for the Fund and CCM is willing to act in such capacity; and

WHEREAS, The Shareholders of the Trust approved this Agreement at its Annual Meeting of Shareholders on April 16, 1993 (the "Annual Meeting").

NOW, THEREFORE, MassMutual and CCM, hereby agree as follows:

Section 1--Investment Advisory Services:

MassMutual hereby employs CCM and CCM hereby undertakes to act as the investment sub-adviser to the Fund and to provide the investment advisory, accounting and other services as are specifically hereinafter set forth. CCM shall, subject to the direction and supervision of the Trust's Board of Trustees, provide a continuing and suitable investment program for the Fund in accordance with the respective investment objectives and policies of the Fund. In the performance of its duties hereunder, CCM will, at its expense:

     (a)  manage the investment and reinvestment of the assets of the Fund;

     (b) supervise and monitor the equity investment program of the Fund, including portfolio composition and identification of securities to be purchased or sold;

     (c) arrange, subject to the provisions of Section 10 hereof, for the purchase and sale of equity securities for the Fund;

     (d) recommend appropriate levels of cash investments pursuant to the investment objectives of the Fund and provide MassMutual or its designee with any information necessary to purchase, sell, exchange, or liquidate such cash investments;

     (e) furnish to MassMutual such statistical information regarding the Fund's investments which the Fund may hold or contemplate purchasing, as MassMutual may reasonably request;

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     (f)  at the request of the Trust's Board of Trustees (the "Board of
Trustees") or its designee, prepare and present written reports concerning the performance of the Fund;

     (g) take appropriate steps to keep MassMutual informed of important developments materially affecting the investment performance of the Fund;

     (h) notify MassMutual in writing immediately of any change in CCM's status as a registered investment adviser under either state or federal law;

     (i) make available to MassMutual on an as-needed basis (but no less frequently than quarterly), information in its possession necessary to prepare annual, semi-annual and quarterly statements of portfolio holdings;

     (j) make available to MassMutual information in its possession necessary to prepare tax returns, as well as reports to and filings with the Securities and Exchange Commission, state insurance authorities, state corporation authorities and/or state "Blue Sky" authorities;

     (k) agree to provide or contract for calculations of the unit values of the Fund and each unit value derived therefrom (if any) as a result of different asset charges daily or at such lesser frequency as MassMutual may request, and to have the party responsible for calculating such unit values, if different than MassMutual, advise MassMutual of such unit values no later than 6:00 p.m. eastern time on each valuation day;

     (l) regularly make reports regarding the Fund's performance at meetings of the Board of Trustees;

     (m) attend periodic meetings of MassMutual's General Agents or other significant special events upon reasonable request, at which meetings CCM shall present reports on such aspects of its performance as MassMutual shall request;

     (n) make available its SEC Form ADV, Parts I and II, and other licensing forms to MassMutual upon request; and

     (o) as directed by MassMutual, vote all proxies solicited by or with respect to the equity securities held by the Funds in accordance with CCM's Statement of Policy and Procedures Regarding the Voting of Securities, which shall be reviewed at least annually by MassMutual.

Section 2--Standard of Care:

CCM agrees to exercise its best judgment, effort, advice, and recommendations in rendering its services. MassMutual agrees that CCM shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by MassMutual with respect to the Funds, provided that nothing herein shall be deemed to protect or purport to protect CCM against any liability to MassMutual or its policyowners to which CCM would otherwise be subject by reason of the willful misfeasance, bad faith or gross negligence of CCM, its directors, officers, employees or agents in the performance of CCM's duties hereunder, or by reason of the reckless disregard of CCM's obligations and duties hereunder.

Section 3--Expenses:
--------------------

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     (a)  CCM shall be responsible only for expenses incurred in connection with the performance of its services under this Agreement. The expenses to be borne by CCM include the following: (1) the compensation and benefits of all directors, officers, employees, and agents of CCM; (2) any license or similar fees in connection with CCM's use of computer software; (3) the management services fees arising from the Management Services Agreement between MassMutual and CCM dated January 1, 1993; (4) premiums on any insurance policies purchased by CCM, including any fidelity insurance purchased pursuant to Section 5 hereof;
(5) those expenses associated with fund accounting for the Fund; and (6) any other expenses incurred by CCM in connection with the performance of its duties hereunder, including the compensation of its field representatives and the expenses of servicing investments.

     (b) MassMutual shall be responsible for all expenses related to the Fund, other than those expressly assumed by CCM hereunder. Expenses to be borne by MassMutual include, but are not limited to, the following: (1) premiums on any insurance policies purchased to cover the Fund by MassMutual, including any fidelity insurance purchased pursuant to Section 5 hereof; (2) charges of custodians for the Funds; (3) outside legal expenses of MassMutual or the Trust; and (4) expenses of MassMutual attributable to contract owner services (including, without limitation, telephone and personnel expenses).

Section 4--Duties of MassMutual:

MassMutual will be responsible for establishing and maintaining appropriate custodial account(s), payment of charges of custodians, and arranging to have the Sub-Adviser informed of all receipts and disbursements of cash, cash on hand, and securities positions.

Section 5--Compensation:

In consideration of the services rendered pursuant to this Agreement, MassMutual shall pay CCM, and CCM agrees to accept as full compensation for the performance of all functions and duties assumed and expenses to be borne pursuant to this Agreement a quarterly fee equal to an annual rate of .13% of the average daily net value of the Fund as of the close of each business day;

Section 6--Fidelity Insurance and Errors and Omissions Coverage:

In the event that MassMutual no longer arranges for insurance coverage on behalf of CCM as provided for in Section 1(a)(iv) of the Management Agreement between CCM and MassMutual dated as of April 16, 1993, CCM agrees to maintain and provide evidence of fidelity insurance and errors and omissions coverage relating to its services hereunder in such amounts and with such carriers as are common in the investment advisory industry.

Section 7--Books and Records:

CCM agrees that all books and records maintained relating to the Fund are the property of the Trust. CCM may disclose the Trust's books and records to CCM's governmental regulators, and upon subpoena or with the written consent of the Trust. CCM may maintain copies of such books and records for its own regulatory purposes. CCM agrees to furnish the Massachusetts Commissioner of Insurance (or, at MassMutual's request, any other state insurance authority) with any information or reports in connection with its services hereunder which the Commissioner may request to ascertain whether the life insurance operations of MassMutual are being conducted in a manner consistent with applicable law.

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Section 8--Non-Exclusive Contract; Other Activities of CCM and Affiliates:

Nothing in this Agreement shall prevent MassMutual, CCM or any officers, directors or employees thereof from acting as investment adviser or sub-adviser for any other person, firm, or corporation provided, however, CCM will not enter into an investment advisory agreement with any competitors of MassMutual or its affiliates without the prior approval of CCM's Board of Directors. This Agreement shall not limit or restrict MassMutual or CCM, or any of their respective directors, officers, stockholders or employees from buying, selling, or trading any securities for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not be in violation of any securities laws or statements of policy on conflict of interest and or trading and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Agreement.

Section 9--Allocation of Securities Purchased or Sold for More than One Account:

CCM and MassMutual agree that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by CCM, the securities purchased or sold will be allocated in a manner believed by CCM to be in keeping with its fiduciary duties to each account.

Section 10--Portfolio Transactions and Brokerage:

CCM is authorized, in arranging the purchase and sale of publicly-traded portfolio securities, to employ or deal with such brokers or dealers ("broker-dealers"), including affiliated broker-dealers, as may, in its best judgment, implement the policy of the affected account to obtain the "best execution" (prompt and reliable execution at the most reasonable security price obtainable) of the transactions. CCM shall select broker-dealers to effect portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. In placing portfolio transactions for the Fund, CCM will follow such practices as may from time to time be set forth in the Trust's most recent prospectus or specified by its Board of Directors.

Section 11--No Assignment:

This Agreement is not assignable by the parties hereto without the prior written consent of each party. For purposes of this Section 11, a change in the control of CCM or MassMutual shall be deemed to be an assignment of this Agreement.

Section 12--No Partnership or Joint Venture:

Neither MassMutual, the Trust, the Fund, nor CCM are partners of or joint venturers with each other, and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on any of them.

Section 13--Duration and Termination of this Agreement:

This Agreement, having been approved by the Shareholders of the Trust at the Annual Meeting, shall remain in full force and effect for one year and from year to year thereafter to the extent approved at least annually by vote of a

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majority of Trustees of the Trust that are not interested persons of the Trust or you, cast in person at a meeting called for that purpose of voting on such approval, and specifically either the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Trust. This Agreement shall terminate: (a) automatically in the event of the Fund's liquidation (b) automatically upon the termination of a Management Agreement with respect to effected Fund; (c) by MassMutual without penalty upon 60 days' written notice to CCM; (d) by CCM without penalty upon 60 days' written notice, and (e) this agreement may be terminated by MassMutual upon 30 days' written notice to CCM with payment of a penalty equal to the fees paid in the prior calendar quarter.

Section 14--Amendment of this Agreement:

This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

Section 15--Miscellaneous:

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof, or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16--Notice:

Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address below or such other address as such other party may designate for the receipt of such notice.

If to MassMutual:  Massachusetts Mutual Life Insurance Company
                   1295 State Street
                   Springfield, Massachusetts 01111-0001
                   Attention:  Edwin P. McCausland, Jr.
                   Vice President and Managing Director

If to CCM:  Concert Capital Management, Inc.
            125 High Street
            Boston, Massachusetts 02110
            Attention:  F. Jerome Grimm
            President and Chief Executive Officer

A copy of any notice shall also be sent to:

            MML Series Investment Fund
            1295 State Street
            Springfield, Massachusetts 01111-0001
            Attention:  Hamline C. Wilson
            Vice President and Chief Financial Officer

Section 17--Governing Law:

This Agreement shall be administered, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts relating to contracts performed in that Commonwealth except to the extent superseded by federal

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securities laws or Employee Retirement Income Security Act of 1974, as amended
(hereinafter "ERISA"), the Investment Advisers Act of 1940, or other Federal or state law.

Section 18--ERISA Compliance:

CCM shall not engage in any transaction that it knows or should have reason to know is in violation of any provisions of Section 406 of ERISA. Notwithstanding the foregoing, CCM may, in accordance with any appropriate exemption provided under ERISA or upon the approval of the Secretary of Labor, enter into any transaction otherwise prohibited under Section 406. CCM agrees to provide MassMutual with reasonable prior notice of its intent to enter into such transactions to allow MassMutual to review for potential prohibited transactions.

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     IN WITNESS WHEREOF, MassMutual and CCM have caused this Agreement to be executed.


Massachusetts Mutual Life Insurance Company



By:
      Edwin P. McCausland, Jr.
Its:  Vice President and Managing Director



Concert Capital Management, Inc.



By:
      F. Jerome Grimm
Its:  President and Chief Executive Officer



Accepted and agreed to by MML Series Investment Fund:
On behalf of MML Equity Fund:



By:
      Hamline C. Wilson
Its:  Vice President and
      Chief Financial Officer

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